Exhibit 99.1
SIGNET JEWELERS REPORTS STRONG FISCAL 2022 RESULTS AND
MARKET SHARE GAINS
Annual sales growth of nearly 50% drives US market share up 270 basis points to 9.3%
Full year operating margin of 11.5% reflects sustainable structural improvements

HAMILTON, Bermuda, March 17, 2022 – Signet Jewelers Limited (“Signet”) (NYSE:SIG), the world's largest retailer of diamond jewelry, today announced its results for the 13 weeks (“fourth quarter Fiscal 2022”) and 52 weeks ("Fiscal 2022") ended January 29, 2022.

"Thank you to our team for their dedication, agility and excellent execution again this quarter and throughout the past year. The investments we have made in our Connected Commerce capabilities and differentiated banner assortment and marketing have driven meaningful share gains, with all categories and all banners outpacing jewelry industry growth,” said Signet Chief Executive Officer Virginia C. Drosos. "Despite a challenging macro environment ahead, we believe that we are well-positioned in partnership with our strategic suppliers. We’re confident in the sustainable competitive advantages we’ve built and our ability to leverage our enhanced infrastructure and scale to continue growing ahead of the jewelry industry.”
“Our Fiscal 2023 guidance reflects topline performance that we believe will outpace the market while also delivering a double-digit operating margin by leveraging sustainable advantages, notably fleet optimization, inventory efficiency and an enhanced labor model,” said Joan Hilson, Chief Financial and Strategy Officer. “With a strengthened balance sheet and confidence in our team’s execution, we will continue prioritizing investments that build sustainable competitive advantages and drive shareholder value. To that end, we’ve increased our capital spend for Fiscal 2023 as well as our quarterly common dividend and will remain focused on share repurchases."

Fourth Quarter Fiscal 2022 Highlights:
•Total sales of $2.8 billion, up $624.8 million or 28.6% to last year, and up $658.0 million or 30.6% to FY20.
◦Brick and mortar sales of $2.3 billion, up 34.6% to last year, and up 21.7% to FY20.
◦eCommerce sales were $556.0 million, up 8.7% to last year and up 85.4% to FY20.
•Same store sales ("SSS")(1) grew 23.8% to last year and up 35.4% to FY20.
•GAAP operating income of $402.4 million, up from $291.9 million in FY21 and $223.2 million in FY20.
•Non-GAAP operating income(2) of $411.0 million, up from $293.8 million in FY21 and $270.3 million in FY20.
•GAAP diluted earnings per share ("EPS") of $4.91, up from $4.12 in Q4 of FY21 and $3.14 in FY20.
•Non-GAAP diluted EPS(2) of $5.01, up from $4.15 in Q4 of FY21 and $3.67 in FY20.
•Cash from operating activities for Fiscal 2022 of $1.3 billion.
•Cash and cash equivalents of $1.4 billion at year end, inclusive of the acquisition and integration of Diamonds Direct.

(1) Same store sales include physical stores and eCommerce sales. Diamonds Direct has been excluded.
(2) See non-GAAP reconciliation page

Fourth Quarter and Full Year Fiscal 2022 Results:

	Q4 Fiscal 2022	Q4 Fiscal 2021	Q4 Fiscal 2020	Fiscal 2022	Fiscal 2021
Revenue ($ in millions)	$2,811.3	$2,186.5	$2,153.3	$7,826.0	$5,226.9
% change to prior year	28.6%	1.5%	(0.1)%	49.7%	(14.8)%
GAAP
Operating income (loss)	$402.4	$291.9	$223.2	$903.4	$(57.7)
Operating income (loss) as % of sales	14.3%	13.4%	10.4%	11.5%	(1.1)%
GAAP Diluted EPS	$4.91	$4.12	$3.14	$12.22	$(0.94)
Non-GAAP(1)
Operating income	$411.0	$293.8	$270.3	$908.1	$156.4
Operating income as % of sales	14.6%	13.4%	12.6%	11.6%	3.0%
Non-GAAP Diluted EPS	$5.01	$4.15	$3.67	$12.28	$2.11
(1) See non-GAAP reconciliation page.

Fourth Quarter Fiscal 2022 Results:
By reportable segment:
North America
•Total sales of $2.6 billion, up $552.8 million or 26.9% to last year, and up $653.1 million or 33.4% to FY20.
◦Brick and mortar sales of $2.1 billion, up 30.6% to last year, and up 24.4% to FY20.
◦eCommerce sales were $514.5 million, up 14.0% to last year and up 89.2% to FY20.
•SSS(2) increased 22.2% versus last year and 38.1% versus 2 years ago.
•Average transaction value ("ATV") increased 16.8% and the number of transactions increased 3.6% compared to last year.

International
•Total sales of $183.4 million, up $60.3 million or 49.0% to last year, and down $2.8 million or 1.5% to FY20.
◦Brick and mortar sales of $141.9 million, up 124.9% to last year, and down 10.4% to FY20.
◦eCommerce sales were $41.5 million, down 30.8% to last year and up 48.7% to FY20.
•SSS(2) increased 50.2% versus last year and 7.5% versus 2 years ago.
•ATV decreased 2.2% and the number of transactions increased 37.6% compared to last year.
(2) Same store sales include physical stores and eCommerce sales. Diamonds Direct has been excluded.

Gross margin was $1.2 billion, or 41.0% of sales, 120 basis points higher to the prior year quarter and 70 basis points lower versus the fourth quarter of FY20. Leverage of fixed costs driven by fleet optimization represented the majority of the improvement to last year, followed by efficiency in distribution related costs. Compared to FY20, 250 basis points of leverage on fixed costs nearly offset impacts from non-cash adjustments, as well as higher freight costs.
SGA was $745.8 million, or 26.5% of sales, 30 basis points higher versus the prior year quarter and 290 basis points lower versus the fourth quarter of FY20. Investments in both advertising and labor as part of Signet's holiday strategy drove the variance to last year. Compared to FY20, cost savings from new credit agreements and a more efficient labor model drove the majority of the improvement.

GAAP operating income was $402.4 million or 14.3% of sales, compared to $291.9 million, or 13.4% of sales in the prior year fourth quarter and $223.2 million, or 10.4% of sales in Q4 of FY20.
Non-GAAP operating income was $411.0 million, or 14.6% of sales, compared to $293.8 million, or 13.4% of sales in prior year fourth quarter and $270.3 million, or 12.6% of sales in Q4 of FY20.

	Fourth quarter Fiscal 2022		Fourth quarter Fiscal 2021
GAAP Operating income/(loss) in millions	$	% of sales	$	% of sales
North America segment	408.3	15.7%	$296.2	14.4%
International segment	18.4	10.0%	9.3	7.6%
Other segment (1)	1.2	nm	(1.1)	nm
Corporate and unallocated expenses	(25.5)	nm	(12.5)	nm
Total GAAP operating income	$402.4	14.3%	$291.9	13.4%

	Fourth quarter Fiscal 2022		Fourth quarter Fiscal 2021
Non-GAAP Operating income/(loss) in millions	$	% of sales	$	% of sales
North America segment	$415.7	15.9%	$294.7	14.3%
International segment	17.9	9.8%	12.5	10.2%
Other segment (1)	1.2	nm	(1.1)	nm
Corporate and unallocated expenses	(23.8)	nm	(12.3)	nm
Total Non-GAAP operating income	$411.0	14.6%	$293.8	13.4%
(1)    Includes sales from Signet’s diamond sourcing initiative.
nm    Not meaningful.
The current quarter GAAP effective tax rate of 20.8% and the non-GAAP effective tax rate was 20.9% were primarily driven by pre-tax earnings mix by jurisdiction.
GAAP Diluted EPS was $4.91 and $5.01 on a non-GAAP basis. GAAP and non-GAAP diluted EPS in the quarter includes the dilutive impact of the preferred shares in the share count based on the level of net income this quarter.

Full Year Fiscal 2022 Results:

Total sales of $7.8 billion, up $2.6 billion or 49.7% to last year, and up $1.7 billion or 27.5% to FY20.
•Brick and mortar total sales of $6.3 billion, up 56.2% to last year and up 17.2% to FY20.
•eCommerce sales of $1.5 billion, up 27.6% to last year and up 101.4% to FY20.
•SSS(1) increased 48.5% versus last year and 34.5% versus 2 years ago.

By reportable segment:
North America
•Total sales of $7.3 billion, up $2.4 billion or 50.1% to last year, and up $1.7 billion or 30.5% to FY20.
◦Brick and mortar sales of $5.9 billion, up 55.5% to last year and up 20.2% to FY20.
◦eCommerce sales of $1.4 billion, up 30.8% to last year and up 103.7% to FY20.
•SSS(1) increased 49.5% versus last year and 37.8% versus 2 years ago.
•Average transaction value ("ATV") increased 14.3% and the number of transactions increased 29.2% compared to last year.

(1) Same store sales include physical stores and eCommerce sales. Diamonds Direct has been excluded.

International
•Total sales of $492.4 million, up $136.5 million or 38.4% to last year, and down $25.6 million or 4.9% to FY20.
◦Brick and mortar sales of $377.7 million, up 58.1% to last year and down 16.7% to FY20.
◦eCommerce sales of $114.7 million, down 2.0% to last year and up 77.0% to FY20.
•SSS(1) increased 34.7% versus last year and 1.3% versus 2 years ago.
•ATV decreased 17.3% and the number of transactions increased 30.7% compared to last year.
(1) Same store sales include physical stores and eCommerce sales.

Balance Sheet and Statement of Cash Flows:
Operating cash flow for Fiscal 2022 was $1.3 billion, compared to $1.4 billion in the prior year. Cash and cash equivalents were $1.4 billion as of January 29, 2022, compared to $1.2 billion at prior-year end.
Inventory ended the year at $2.1 billion, 1.4%, or $27.9 million higher to last year. This reflects a significant reduction of $190 million of inventory on core business, along with a 56% increase to inventory turn, offset by the acquisition of Diamonds Direct.
Signet achieved an adjusted debt to EBITDAR leverage ratio(2) of 1.9x, well within its stated goal of below 3x.
(2) See non-GAAP measures within Item 7 in the Company's Annual Report on Form 10-K.

Return of Capital:
Signet's Board of Directors has declared an 11% increase on the quarterly cash dividend on common shares from $0.18 to $0.20 per share for the first quarter of Fiscal 2023, payable May 27, 2022 to shareholders of record on April 29, 2022, with an ex-dividend date of April 28, 2022.
During Fiscal 2022, Signet repurchased approximately 3.2 million shares at an average cost per share of $81.16 or $261.8 million. Subsequent to year end, Signet’s previously announced $250 million accelerated share repurchase agreement concluded and approximately $413 million remains under the authorization.

Our Purpose and Sustainable Growth:
Signet has suspended business interaction with Russian-owned entities since the beginning of the invasion, in unity with all those in the world calling for peace. The Signet Love Inspires Foundation donated $1 million to the Red Cross-Ukraine humanitarian relief efforts, through its global network. The Red Cross is actively on the ground in the region providing much needed Ukraine Refugee Relief. Through this donation we will help provide much needed food, medical supplies, shelter and ongoing crisis relief. Signet is committed to ongoing leadership in Corporate Citizenship & Sustainability and views ESG initiatives as an important growth driver. Signet views compensation, benefits, and career development opportunities as essential elements to a positive employee experience and team member retention. The Company was recently named a Great Place to Work-Certified™ Company for the second year in a row based on its strong employee Trust Index™ survey results.

Fiscal 2023 Guidance:
Signet’s Fiscal 2023 outlook is provided on a non-GAAP basis and excludes any further share repurchases.

	First Quarter	Fiscal 2023
Total revenue	$1.78 billion - $1.82 billion	$8.03 billion to $8.25 billion
Operating income	$177 million - $186 million	$921 million - $974 million
Earnings Per Share		$12.28 - $13.00
Forecasted non-GAAP operating income provided above excludes potential non-recurring charges. However, given the potential impact of non-recurring charges to the GAAP operating income, we cannot provide forecasted GAAP operating income or the probable significance of such items without unreasonable efforts. As such, we do not present a reconciliation of forecasted non-GAAP operating income to corresponding GAAP operating income.
The Company's first quarter and Fiscal 2023 Outlook is based on the following assumptions:

1.Following a year of heightened growth, annual industry revenues are expected to be down low single digits to roughly flat. The Company's guidance contemplates market share gains against this total industry performance range.
2.Planned capital expenditures up to $250 million, reflecting increased investments in Connected Commerce capabilities and banner differentiation.
3.Signet’s efforts to mitigate supply chain disruption have been effective thus far. Guidance assumes no significant disruptions in availability of inventory.
4.The Company expects inflationary pressures in the diamond market to continue in Fiscal 2023; however, guidance does not contemplate a material impact relating to the Russian invasion of Ukraine.
5.While timing and magnitude is difficult to predict, Signet anticipates some shift of consumer discretionary spending away from the jewelry category reflecting decelerating levels of consumer confidence and pent-up demand for experience-oriented categories during the year.
6.Annual tax rate of approximately 20% assuming a continuation of current tax laws.
7.The above guidance excludes non-recurring charges of approximately $11 million relating to the step-up of Diamonds Direct inventory that will be recognized within cost of sales in Fiscal 2023.
8.As previously announced, in July 2021 the Company entered into an agreement to wind up its U.K. pension scheme. As such, the Company expects to recognize non-cash, non-operating pre-tax settlement charges totaling approximately $125 million to $135 million by the time the transaction is completed, subject to finalization of any applicable adjustments, true up costs, and the impact of foreign currency. However, the amount of such settlement charges, as well as the related tax effects of such charges, that will be recognized in Fiscal 2023, and thereby the impact on the Fiscal 2023 GAAP earnings per share guidance cannot be forecasted.

Conference Call:
A conference call is scheduled for March 17, 2022 at 8:30 a.m. ET and a simultaneous audio webcast is available at www.signetjewelers.com. The call details are:
Toll Free Dial-in: +1-844-750-4866
International Dial-in: +1-412-317-5109
Conference call participants may also pre-register at:
https://dpregister.com/sreg/10163859/f174f05343

A replay and transcript of the call will be posted on Signet's website as soon as they are available and will be accessible for one year.
About Signet and Safe Harbor Statement:
Signet Jewelers Limited is the world's largest retailer of diamond jewelry. As a purpose-driven and sustainability-focused company, Signet is a participant in the United Nations Global Compact and adheres to its principles-based approach to responsible business. Signet is a Great Place to Work –Certified™ company and has been named to the Bloomberg Gender-Equality Index for three consecutive years. Signet operates approximately 2,800 stores primarily under the name brands of Kay Jewelers, Zales, Jared, H. Samuel, Ernest Jones, Peoples, Banter by Piercing Pagoda, JamesAllen.com, Diamonds Direct and the jewelry subscription service, Rocksbox. Further information on Signet is available at www.signetjewelers.com. See also www.kay.com, www.zales.com, www.jared.com, www.hsamuel.co.uk, www.ernestjones.co.uk, www.peoplesjewellers.com, www.banter.com, www.pagoda.com, www.rocksbox.com, www.jamesallen.com and www.diamondsdirect.com.

This release contains statements which are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, based upon management's beliefs and expectations as well as on assumptions made by and data currently available to management, appear in a number of places throughout this document and include statements regarding, among other things, results of operations, financial condition, liquidity, prospects, growth, strategies and the industry in which Signet operates. The use of the words "expects," "intends," "anticipates," "estimates," "predicts," "believes," "should," "potential," "may," "preliminary," "forecast," "objective," "plan," or "target," and other similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to a number of risks and uncertainties which could cause the actual results to not be realized, including, but not limited to: the negative impacts that the COVID-19 pandemic has had, and could have in the future, on Signet's business, financial condition, profitability and cash flows; the effect of steps we take in response to the pandemic; the severity, duration and potential resurgence of the pandemic (including through variants), including whether it is necessary to temporarily reclose our stores, distribution centers and corporate facilities or for our suppliers and vendors to temporarily reclose their facilities; the pace of recovery when the pandemic subsides and the heightened impact it has on many of the risks described herein, including without limitation risks relating to disruptions in our supply chain, our ability to attract and retain labor especially if COVID-19 vaccine mandates are implemented, consumer behaviors such as willingness to congregate in shopping centers and shifts in spending away from the jewelry category and the impact on demand of our products, our level of indebtedness and covenant compliance, availability of adequate capital, our ability to execute our business plans, our lease obligations and relationships with our landlords, and asset impairments; general economic or market conditions, including impacts of inflation or other pricing environment factors on the Company's commodity costs (including diamonds) or other operating costs; financial market risks; our ability to optimize Signet's transformation strategies; a decline in consumer spending or deterioration in consumer financial position, whether due to inflation or other factors; changes to regulations relating to customer credit; disruption in the availability of credit for customers and customer inability to meet credit payment obligations; our ability to achieve the benefits related to the outsourcing of the credit portfolio, including due to technology disruptions, future financial results and operating results and/or disruptions arising from changes to or termination of the relevant non-prime outsourcing agreement requiring transition to alternative arrangements through other providers or alternative payment options and our ability to successfully establish future arrangements for the forward-flow receivables; deterioration in the performance of individual businesses or of the Company's market value relative to its book value, resulting in impairments of long-lived assets or intangible assets or other adverse financial consequences; the volatility of our stock price; the impact of financial covenants, credit ratings or interest volatility on our ability to borrow; our ability to maintain adequate levels of liquidity for our cash needs, including debt obligations, payment of dividends, planned share repurchases (including execution of accelerated share repurchases) and capital expenditures as well as the ability of our customers, suppliers and lenders to access sources of liquidity to provide for their own cash needs; changes in our credit rating; potential regulatory changes, global economic conditions or other developments related to the United Kingdom's exit from the European Union; exchange rate fluctuations; the cost, availability of and demand for diamonds, gold and other precious metals; stakeholder reactions to disclosure regarding the source and use of certain minerals; seasonality of Signet's business; the merchandising, pricing and inventory policies followed by Signet and failure to manage inventory levels; Signet's relationships with suppliers including the ability to continue to utilize extended payment terms and the ability to obtain merchandise that customers wish to purchase; the failure to adequately address the impact of existing tariffs and/or the imposition of additional duties, tariffs, taxes and other charges or other barriers to trade or impacts from trade relations; the level of competition and promotional activity in the jewelry sector; our ability to optimize Signet's multi-year strategy to gain market share, expand and improve existing services, innovate and achieve sustainable, long-term growth; the maintenance and continued innovation of Signet's OmniChannel retailing and ability to increase digital sales, as well as management of its digital marketing costs; changes in consumer attitudes regarding jewelry and failure to anticipate and keep pace with changing fashion trends; changes in the supply and consumer acceptance of and demand for gem quality lab created diamonds and adequate identification of the use of substitute products in our jewelry; ability to execute successful marketing programs and manage social media; the ability to optimize Signet's real estate footprint; the ability to satisfy the accounting requirements for "hedge accounting," or the default or insolvency of a counterparty to a hedging contract; the performance of and ability to recruit, train, motivate and retain qualified team members - particularly in regions experiencing low unemployment rates; management of social, ethical and environmental risks; the reputation of Signet and its banners; inadequacy in and disruptions to internal controls and systems, including related to the migration to new information technology systems which impact financial reporting; security breaches and other disruptions to Signet's information technology infrastructure and databases; an adverse development in legal or regulatory proceedings or tax matters, including any new claims or litigation brought by employees, suppliers, consumers or shareholders, regulatory initiatives or investigations, and ongoing compliance with regulations and any consent orders or other legal or regulatory decisions; failure to comply with labor regulations; collective bargaining activity; changes in corporate taxation rates, laws, rules or practices in the US and jurisdictions in which Signet's subsidiaries are incorporated, including developments related to the tax treatment of companies engaged in Internet commerce or deductions associated with payments to foreign related parties that are subject to a low effective tax rate; risks related to international laws and Signet being a Bermuda corporation; difficulty or delay in executing or integrating an acquisition, including Diamonds Direct, or executing other major business or strategic initiatives; risks relating to the outcome of pending litigation; our ability to protect our intellectual property or physical assets; changes in assumptions used in making accounting estimates relating to items such as extended service plans and pensions; or the impact of weather-related incidents, natural disasters, strikes, protests, riots or terrorism, acts of war or another public health crisis or disease outbreak, epidemic or pandemic on Signet's business.

For a discussion of these and other risks and uncertainties which could cause actual results to differ materially from those expressed in any forward-looking statement, see Item 1A, Risk Factors, and elsewhere in the Annual Report on Form 10-K for the year ended January 30, 2021 filed with the SEC on March 19, 2021, as well as the Quarterly Report on Form 10-Q for the quarterly period ended October 30, 2021 filed on December 2, 2021. Signet undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances, except as required by law.

Investors:
Vinnie Sinisi
SVP Investor Relations & Treasury
+1 330 665 6530
vincent.sinisi@signetjewelers.com

Media:
Colleen Rooney
Chief Communications Officer
+1 330 668 5932
colleen.rooney@signetjewelers.com

David Bouffard
VP Corporate Affairs
+1 330 668 5369
david.bouffard@signetjewelers.com

GAAP to Non-GAAP Reconciliations
The following information provides reconciliations of the most comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the US (“GAAP”) to presented non-GAAP financial measures. The Company believes that non-GAAP financial measures, when reviewed in conjunction with GAAP financial measures, can provide more information to assist investors in evaluating historical trends and current period performance. For these reasons, internal management reporting also includes non-GAAP measures. Items may be excluded from GAAP financial measures when the Company believes this provides useful supplementary information to management and investors in assessing the operating performance of our business.

These non-GAAP financial measures should be considered in addition to, and not superior to or as a substitute for the GAAP financial measures presented in this earnings release and the Company’s consolidated financial statements and other publicly filed reports. In addition, our non-GAAP financial measures may not be the same as or comparable to similar non-GAAP measures presented by other companies.

In discussing financial results, the Company refers to free cash flow that is not in accordance with GAAP and is defined as the net cash provided by operating activities, less purchases of property, plant, and equipment. Management considers adjusted free cash flow, defined as free cash flow excluding proceeds from the sale of in-house finance receivables. Management considers these metrics as helpful in understanding how the business is generating cash from its operating and investing activities that can be used to meet the financing needs of the business. Adjusted free cash flow is an indicator used by management frequently in evaluating its overall liquidity and determining appropriate capital allocation strategies. Free cash flow and adjusted free cash flow do not represent the residual cash flow available for discretionary purposes.

Adjusted free cash flow

(in millions)	Fiscal 2022	Fiscal 2021
Net cash provided by operating activities	$1,257.3	$1,372.3
Purchase of property, plant and equipment	(129.6)	(83.0)
Free cash flow	1,127.7	1,289.3
Proceeds from sale of in-house finance receivables	(81.3)	—
Adjusted free cash flow	$1,046.4	$1,289.3

Non-GAAP gross margin

(in millions)	13 weeks ended January 29, 2022	13 weeks ended January 30, 2021	13 weeks ended February 1, 2020	Fiscal 2022	Fiscal 2021
Gross margin	$1,152.4	$869.5	$897.9	$3,124.0	$1,732.5
Restructuring charges - cost of sales	—	—	3.4	—	1.4
Inventory step up - cost of sales	5.4	—	—	5.4	—
Non-GAAP gross margin	$1,157.8	$869.5	$901.3	$3,129.4	$1,733.9

Non-GAAP operating income

(in millions)	13 weeks ended January 29, 2022	13 weeks ended January 30, 2021	13 weeks ended February 1, 2020	Fiscal 2022	Fiscal 2021
Total GAAP operating income (loss)	$402.4	$291.9	$223.2	$903.4	$(57.7)
Charges (credits) related to transformation plan	—	1.0	13.9	(3.3)	47.6
Asset impairments (gains) (1)	(0.6)	0.9	—	(0.9)	159.0
Acquisition-related costs (2)	7.5	—	—	8.6	—
Gain related to sale of in-house receivables	—	—	—	(1.4)	—
Shareholder settlements	1.7	—	33.2	1.7	7.5
Total non-GAAP operating income	$411.0	$293.8	$270.3	$908.1	$156.4
(1) Includes ROU asset impairment gains, net recorded due to various impacts of COVID-19 to the Company’s business and related gains on terminations or modifications of leases, resulting from previously recorded impairments of the right of use assets in Fiscal 2021.
(2) Acquisition related costs include professional fees for direct transaction-related costs incurred for the acquisitions of Rocksbox and Diamonds Direct in Fiscal 2022, as well as includes the impact of the fair value step up for inventory from Diamonds Direct.

North America segment non-GAAP operating income

(in millions)	13 weeks ended January 29, 2022	13 weeks ended January 30, 2021	13 weeks ended February 1, 2020	Fiscal 2022	Fiscal 2021
North America segment GAAP operating income	$408.3	$296.2	$255.5	$981.4	$57.9
Charges (credits) related to transformation plan	—	(1.3)	7.8	(1.0)	37.6
Gain related to sale of in-house receivables	—	—	—	(1.4)	—
Asset impairments (gains) (1)	(0.1)	(0.2)	—	(0.4)	136.7
Acquisition-related costs (2)	7.5	—	—	8.6	—
North America segment non-GAAP operating income	$415.7	$294.7	$263.3	$987.2	$232.2
(1) Includes ROU asset impairment gains, net recorded due to various impacts of COVID-19 to the Company’s business and related gains on terminations or modifications of leases, resulting from previously recorded impairments of the right of use assets in Fiscal 2021.
(2) Acquisition related costs include professional fees for direct transaction-related costs incurred for the acquisitions of Rocksbox and Diamonds Direct in Fiscal 2022, as well as includes the impact of the fair value step up for inventory from Diamonds Direct.

International segment non-GAAP operating income

(in millions)	13 weeks ended January 29, 2022	13 weeks ended January 30, 2021	13 weeks ended February 1, 2020	Fiscal 2022	Fiscal 2021
International segment GAAP operating income (loss)	$18.4	$9.3	$25.5	$14.4	$(43.3)
Charges (credits) related to transformation plan	—	2.1	4.6	—	9.7
Asset impairments (gains) (1)	(0.5)	1.1	—	(0.5)	22.3
International segment non-GAAP operating income (loss)	$17.9	$12.5	$30.1	$13.9	$(11.3)
(1) Includes ROU asset impairment gains, net recorded due to various impacts of COVID-19 to the Company’s business and related gains on terminations or modifications of leases, resulting from previously recorded impairments of the right of use assets in Fiscal 2021.

Other segment non-GAAP operating income

(in millions)	13 weeks ended January 29, 2022	13 weeks ended January 30, 2021	13 weeks ended February 1, 2020	Fiscal 2022	Fiscal 2021
Other segment GAAP operating income (loss)	$1.2	$(1.1)	$(1.5)	$(0.2)	$(0.3)
Charges (credits) related to transformation plan	—	—	—	—	(0.2)
Other segment non-GAAP operating income (loss)	$1.2	$(1.1)	$(1.5)	$(0.2)	$(0.5)

Corporate and unallocated expenses non-GAAP operating income

(in millions)	13 weeks ended January 29, 2022	13 weeks ended January 30, 2021	13 weeks ended February 1, 2020	Fiscal 2022	Fiscal 2021
Corporate and unallocated expenses GAAP operating loss	$(25.5)	$(12.5)	$(56.3)	$(92.2)	$(72.0)
Charges (credits) related to transformation plan	—	0.2	1.5	(2.3)	0.5
Shareholder settlements	1.7	—	33.2	1.7	7.5
Corporate and unallocated expenses non-GAAP operating loss	$(23.8)	$(12.3)	$(21.6)	$(92.8)	$(64.0)

Non-GAAP effective tax rate

(in millions)	13 weeks ended January 29, 2022	13 weeks ended January 30, 2021	13 weeks ended February 1, 2020	Fiscal 2022	Fiscal 2021
GAAP effective tax rate	20.8%	10.8%	13.0%	12.9%	83.1%
Charges related to transformation plan	—%	0.1%	0.6%	—%	(29.0)%
Asset impairments	—%	0.1%	—%	—%	(65.7)%
Shareholder settlements	—%	—%	1.4%	—%	(4.8)%
GAAP quarterly impact of annual tax benefit	—%	—%	1.9%	—%	—%
Acquisition-related costs (1)	0.1%	—%	—%	—%	—%
Gain related to sale of in-house receivables	—%	—%	—%	0.1%	—%
Loss on early extinguishment of debt	—%	—%	—%	—%	(0.2)%
Non-GAAP effective tax rate	20.9%	11.0%	16.9%	13.0%	(16.6)%

(1) Acquisition related costs include professional fees for direct transaction-related costs incurred for the acquisitions of Rocksbox and Diamonds Direct in Fiscal 2022, as well as includes the impact of the fair value step up for inventory from Diamonds Direct.

Non-GAAP Diluted EPS

(in millions)	13 weeks ended January 29, 2022	13 weeks ended January 30, 2021	13 weeks ended February 1, 2020	Fiscal 2022	Fiscal 2021
GAAP Diluted EPS	$4.91	$4.12	$3.14	$12.22	$(0.94)
Charges (credits) related to transformation plan	—	0.02	0.24	(0.05)	0.92
Asset impairments (gains)	(0.01)	0.01	—	(0.01)	3.06
Loss on early extinguishment of debt	—	0.01	0.01	—	0.01
Shareholder settlements	0.03	—	0.56	0.03	0.14
Acquisition-related costs (2)	0.11	—	—	0.13	—
Gain related to sale of in-house receivables	—	—	—	(0.02)	—
GAAP quarterly impact of annual tax benefit	—	—	(0.10)	—	—
Share dilution effect (1)	—	—	—	—	(0.05)
Tax impact of above items	(0.03)	(0.01)	(0.18)	(0.02)	(1.03)
Non-GAAP Diluted EPS (1)	$5.01	$4.15	$3.67	$12.28	$2.11
(1) Full year Fiscal 2021 includes 53.0 diluted weighted average common shares outstanding. The additional dilutive shares were excluded from the calculation of GAAP dilutive EPS, as their effect was antidilutive.
(2) Acquisition related costs include professional fees for direct transaction-related costs incurred for the acquisitions of Rocksbox and Diamonds Direct in Fiscal 2022, as well as includes the impact of the fair value step up for inventory from Diamonds Direct.

Condensed Consolidated Statements of Operations (Unaudited)

(in millions, except per share amounts)	13 weeks ended January 29, 2022	13 weeks ended January 30, 2021	Fiscal 2022	Fiscal 2021
Sales	$2,811.3	$2,186.5	$7,826.0	$5,226.9
Cost of sales	(1,658.9)	(1,317.0)	(4,702.0)	(3,493.0)
Restructuring charges - cost of sales	—	—	—	(1.4)
Gross margin	1,152.4	869.5	3,124.0	1,732.5
Selling, general and administrative expenses	(745.8)	(573.8)	(2,230.9)	(1,587.4)
Restructuring charges	—	(1.0)	3.3	(46.2)
Asset impairments, net	0.5	(0.9)	(1.5)	(159.0)
Other operating income (loss)	(4.7)	(1.9)	8.5	2.4
Operating income (loss)	402.4	291.9	903.4	(57.7)
Interest expense, net	(4.5)	(6.4)	(16.9)	(32.0)
Other non-operating (loss) income	(1.2)	(0.3)	(2.1)	0.0
Income (loss) before income taxes	396.7	285.2	884.4	(89.7)
Income taxes	(82.4)	(30.9)	(114.5)	74.5
Net income (loss)	314.3	254.3	769.9	(15.2)
Dividends on redeemable convertible preferred shares	(8.6)	(8.6)	(34.5)	(33.5)
Net income (loss) attributable to common shareholders	$305.7	$245.7	$735.4	$(48.7)

Earnings (loss) per common share:
Basic	$5.85	$4.72	$14.01	$(0.94)
Diluted	$4.91	$4.12	$12.22	$(0.94)
Weighted average common shares outstanding:
Basic	52.3	52.1	52.5	52.0
Diluted	64.0	61.7	63.0	52.0

Dividends declared per common share	$0.18	$0.00	$0.54	$0.00

Condensed Consolidated Balance Sheets (Unaudited)

(in millions, except par value per share amount)	January 29, 2022	January 30, 2021
Assets
Current assets:
Cash and cash equivalents	$1,418.3	$1,172.5
Accounts receivable, net	19.9	88.7
Other current assets	208.6	236.6
Income taxes	23.2	51.7
Inventories	2,060.4	2,032.5
Total current assets	3,730.4	3,582.0
Non-current assets:
Property, plant and equipment, net	575.9	605.5
Operating lease right-of-use assets	1,206.6	1,362.2
Goodwill	484.6	238.0
Intangible assets, net	314.2	179.0
Other assets	226.1	195.8
Deferred tax assets	37.3	16.4
Total assets	$6,575.1	$6,178.9
Liabilities, Redeemable convertible preferred shares, and Shareholders’ equity
Current liabilities:
Accounts payable	$899.8	$812.6
Accrued expenses and other current liabilities	501.6	494.1
Deferred revenue	341.3	288.7
Operating lease liabilities	300.0	377.3
Income taxes	28.0	26.0
Total current liabilities	2,070.7	1,998.7
Non-current liabilities:
Long-term debt	147.1	146.7
Operating lease liabilities	1,005.1	1,147.3
Other liabilities	117.6	111.1
Deferred revenue	857.6	783.3
Deferred tax liabilities	160.9	159.2
Total liabilities	4,359.0	4,346.3
Commitments and contingencies
Series A redeemable convertible preferred shares of $0.01 par value: 500 shares authorized, 0.625 shares outstanding	652.1	642.3
Shareholders’ equity:
Common shares of $0.18 par value: authorized 500 shares, 49.9 shares outstanding (2021: 52.3 shares outstanding)	12.6	12.6
Additional paid-in capital	231.2	258.8
Other reserves	0.4	0.4
Treasury shares at cost: 20.1 shares (2021: 17.7 shares)	(1,206.7)	(980.2)
Retained earnings	2,877.4	2,189.2
Accumulated other comprehensive loss	(350.9)	(290.5)
Total shareholders’ equity	1,564.0	1,190.3
Total liabilities, redeemable convertible preferred shares and shareholders’ equity	$6,575.1	$6,178.9

Condensed Consolidated Statements of Cash Flows (Unaudited)

(in millions)	Fiscal 2022	Fiscal 2021
Cash flows from operating activities:
Net income (loss)	$769.9	$(15.2)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	163.5	176.0
Amortization of unfavorable contracts	(3.3)	(5.4)
Share-based compensation	45.8	14.5
Deferred taxation	0.1	141.8
Asset impairments	1.5	159.0
Restructuring charges	—	14.7
Net loss (gain) on extinguishment of debt	—	0.4
Other non-cash movements	4.8	0.3
Changes in operating assets and liabilities, net of acquisitions:
Decrease (increase) in accounts receivable	12.4	(50.1)
Proceeds from sale of in-house finance receivables	81.3	—
(Increase) decrease in other assets and other receivables	(39.9)	181.9
Decrease in inventories	198.3	308.0
Increase in accounts payable	35.7	577.8
(Decrease) increase in accrued expenses and other liabilities	(30.1)	(185.8)
Change in operating lease assets and liabilities	(64.1)	31.2
Increase in deferred revenue	100.5	73.1
Changes in income tax receivable and payable	(6.7)	(45.5)
Pension plan contributions	(12.4)	(4.4)
Net cash provided by operating activities	1,257.3	1,372.3
Investing activities
Purchase of property, plant and equipment	(129.6)	(83.0)
Purchase of available-for-sale securities	(1.0)	—
Proceeds from sale of available-for-sale securities	3.7	5.2
Acquisitions, net of cash acquired	(515.8)	—
Net cash used in investing activities	(642.7)	(77.8)
Financing activities
Dividends paid on common shares	(19.0)	(19.4)
Dividends paid on redeemable convertible preferred shares	(24.6)	(7.8)
Repurchase of common shares	(311.8)	—
Repayments of term loans	—	(100.0)
Proceeds from revolving credit facilities	—	900.0
Repayments of revolving credit facilities	—	(1,170.0)
Payment of debt issuance costs	(3.9)	—
Increase (decrease) of bank overdrafts	—	(87.4)
Other financing activities	(7.3)	(14.0)
Net cash used in financing activities	(366.6)	(498.6)
Cash and cash equivalents at beginning of period	1,172.5	374.5
Increase in cash and cash equivalents	248.0	795.9
Effect of exchange rate changes on cash and cash equivalents	(2.2)	2.1
Cash and cash equivalents at end of period	$1,418.3	$1,172.5

Real Estate Portfolio:
Signet has a diversified real estate portfolio. On January 29, 2022, Signet operated 2,854 stores totaling 4.2 million square feet of selling space. Compared to prior year, store count increased by 21 and square feet of selling space increased 0.4%.

Store count by banner	January 30, 2021	Opened and Acquired (1) (2)	Closed (1)	January 29, 2022
North America segment (3)	2,481	104	(79)	2,506
International segment (3)	352	3	(7)	348
Signet	2,833	107	(86)	2,854
(1) Includes 12 store repositions in Fiscal 2022.
(2) Includes 22 Diamonds Direct locations acquired in Fiscal 2022.
(3) The net change in selling square footage for Fiscal 2022 for the North America and International segments was 0.5% and (0.7)%, respectively.